tZERO

AMENDMENT NO. 1 TO MASTER SERVICES TERMS AND CONDITIONS

Reference is made to that certain Master Services Terms and Conditions (together with each Exhibit (as defined therein) attached thereto, the "**MSA**"), dated as of August 11, 2023, between tZERO (as defined therein) and Spirits Capital Corporation. Capitalized terms used and not defined herein shall have the meaning assigned to such term in the MSA. Notwithstanding any other provision of the MSA, the parties agree as follows:

1. AMENDMENTS.

1.1 Section 1 of the Terms and Conditions is hereby amended and restated in its entirety as follows:

"**PURCHASED SERVICES.** The following Services are available for purchase under these Terms and Conditions:

Service	Applicable Exhibit
Broker of Record	**Exhibit A**
Primary Issuance Platform	**Exhibit B**
Escrow Agent	**Exhibit C**

All Services are as specified in a separate Exhibit applicable to those Services. Each Service is separately purchased by Client by entering into the Exhibit applicable to that Service. No Exhibit is valid, and no Service under any Exhibit will be deemed to be purchased by Client, until such Exhibit is entered into by both parties as specified in such Exhibit. Acceptance of any Exhibit is in tZERO's sole discretion and tZERO shall have no responsibility or obligation as to any Service until the applicable Exhibit for that Service has been entered into by tZERO in writing. Once entered into by the parties in writing, each Exhibit, together with these Terms and Conditions, will form a separate agreement between Client and the tZERO entity specified in that Exhibit (each, an "**Agreement**") as to the Services under that Exhibit (for purposes of that Agreement, the "**Purchased Services**"). For purposes of any Agreement all references to "**tZERO**" in these Terms and Conditions and the Exhibit forming a part of that Agreement will refer to the tZERO entity entering into that Exhibit and all references herein to a "party" or the "parties" will refer collectively and interchangeably to Client and such tZERO entity. To the extent of any conflict between these Terms and Conditions and any Exhibit forming a part of any Agreement, these Terms and Conditions will control, except to the extent an Exhibit expressly identifies a provision of these Terms and Conditions to be superseded by that Exhibit.

1.2 Exhibit A is amended and restated in its entirety as set forth on Exhibit A hereto.

2. LIMITED EFFECT. Except as expressly modified herein, the MSA shall continue to be and shall remain, in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms.

3. MISCELLANEOUS. The provisions of Sections 31 of the Terms and Conditional shall apply to this letter agreement mutatis mutandis.

tZERO

EXHIBIT A
BROKER OF RECORD SERVICES

This Exhibit ("**Exhibit**") is entered into by tZERO Markets, LLC, having an address for notice of 525 Washington Blvd, Suite 300, Jersey City, NJ 07310 (for purposes of this Exhibit and the Agreement formed by this Exhibit, "**tZERO**") and the Client signing this Exhibit below.

Client has agreed to the Terms and Conditions (or, to the extent Client has not already agreed to the Terms and Conditions, by entering into this Exhibit, Client agrees to the Terms and Conditions). By entering into this Exhibit as indicated below, Client and tZERO are entering into a separate agreement consisting of this Exhibit and the Terms and Conditions ("**Agreement**").

The Agreement specifies the terms and conditions applicable to Client's access to and use of tZERO Broker of Record Services listed on ***Schedule A-1*** to this Exhibit (for purposes of this Exhibit, the "**Purchased Services**") in connection with the Regulation A offering the "**Offering**") of Client's common stock, par value $0.0001 per share (the "**Securities**").

For purposes of the Agreement all references to "tZERO" in this Exhibit and the Terms and Conditions will refer to tZERO entity entering into this Exhibit and all references herein to a "party" or the "parties" refer collectively and interchangeably to Client and such tZERO entity. To the extent of any conflict between this Exhibit and the Terms and Conditions, the Terms and Conditions will control, except to the extent this Exhibit expressly identifies a provision of the Terms and Conditions to be superseded by the Exhibit.

In consideration of the foregoing, and in reliance on the mutual agreements contained herein, the parties agree as follows:

1. AGREEMENT. The Agreement formed by this Exhibit sets forth the entire understanding and agreement of the parties with respect to the Purchased Services hereunder and all access to and use thereof. The Agreement supersedes all prior or contemporaneous communication and proposals (whether oral, written, or electronic) between the parties solely with respect to the Purchased Services under this Agreement, but not as to the Purchased Services under any other Agreement.

2. TERM. The term of this Agreement ("**Term**") will begin on the Effective Date of this Exhibit and will continue until the earlier of: (1) the final closing of the Offering for which tZERO acts as broker-of-record, or (2) 24 months from the date hereof.

3. DEFINITIONS. All capitalized terms used in this Agreement and defined in the context in which they are used will have the meanings given to them herein and as prescribed below. All other terms used in this Agreement will have their plain English meaning as commonly interpreted in the United States.

4. APPOINTMENT. Client hereby engages and retains tZERO to provide the Purchased Services hereunder for the Offering, at Client's discretion.

5. PURCHASED SERVICES.

5.1. tZERO will perform the Purchased Services in connection with the Offering. All Services hereunder are limited to the Purchased Services, solely as specified in this Agreement during the Term. Aside from the Purchased Services, any requests for data and reports shall be subject to the Market Data Services Exhibit under this Agreement.

5.2. Client shall prepare and provide tZERO with all offering memoranda (together with any updates, supplements, or amendments thereto) and other materials related to the Offering (collectively, the "**Offering Materials**"). Client shall provide tZERO with the opportunity to review and comment on all Offering Materials as it relates to tZERO's role as broker-of-record.

5.3. Client acknowledges and agrees that its name and logo(s) may be used in any press release, public announcement or public communication during the Term of this Agreement. Without limiting the generality of the foregoing, tZERO may publish such information on its websites and in its promotional materials.

5.4. Client acknowledges and agrees that all customer data collected by tZERO shall be the property of tZERO and that investors in the offering shall become customers of tZERO.

6. FEES AND PAYMENT; EXPENSES.

6.1. Fees .

a. Client shall pay to tZERO a Fee equal to 2% of the gross proceeds received by Client from any investor in the Offering ("**Investors**") for which tZERO acts as broker of record and for which securities are offered and sold during the Term ("**Offering Fee**") unless otherwise agreed by the Client and tZERO in writing.

b. Client shall pay tZERO a one-time consulting Fee of $20,000 and a due diligence Fee of $5,000 for each Offering ("**One-Time Fees**").

6.2. Payment. Payment of all One-Time Fees will be due and payable by Client on or before the Effective Date of this Agreement. Payment of the Offering Fee for each Offering will be due and payable on or before completion of each Offering. All expenses, including all FINRA Fees, will be reimbursed by Client within 15 days of invoices for such expenses issued by tZERO.

6.3. Expenses. Client will promptly reimburse tZERO, periodically upon request (and in any event within three (3) days of receiving an invoice therefor), for all reasonable out-of-pocket expenses, including, by way of illustration and not limitation, all fees or charges required or imposed by any governmental agency in connection with the Offering (including, without limitation, FINRA's filing fees), all third-party vendor charges used in connection with the Offering, (including, without limitation, vendor charges for "know your customer" searches and payment processing) and the reasonable fees and disbursements of legal counsel and other advisers, incurred by tZERO in connection with performing its obligations under this Agreement and the reasonable fees and disbursements of legal counsel and other advisers, incurred by tZERO in connection with performing its obligations under this Agreement. Client's obligation to reimburse tZERO for out-of-pocket expenses pursuant to this Section will apply whether or not an Offering is completed. Client also will also be responsible for all other fees, charges, and expenses relating to an Offering, including the charges of its own counsel, accountants or other advisors, filing fees, printing charges, and related costs.

7. CLIENT OBLIGATIONS. Client covenants and agrees:

7.1. All Offering Materials shall be the responsibility of Client, except for any portion of such Offering Materials provided by tZERO or its Representatives to Client in writing expressly for the inclusion in such Offering Materials, and Client shall update and supplement the Offering Materials prior to any closing of an Offering to reflect developments affecting Client. The Offering Materials will include all information to be provided to investors under Regulation D or Regulation A under the Securities Act of 1933, as amended (the **"Securities Act")**. Client shall be responsible for compliance with filing requirements of the securities laws of states and other jurisdictions. Client will not, for a period of six months following the final closing date of the Offering, offer for sale or sell any Securities unless, in the opinion of Client's legal counsel, concurred in by tZERO's legal counsel, such offer or sale does not jeopardize the availability of exemptions from the registration and qualification requirements under applicable federal securities laws, state "blue sky" laws or the securities laws of any other jurisdiction with respect to the Offering. For the purpose of assisting with its recordkeeping and due diligence, Client agrees to provide copies of its filing pursuant to Regulation D or Regulation A of the Securities Act in connection with the Offering. In the event Client does not intend to effect a filing under Regulation D or Regulation A in connection with the Offering, Company agrees to provide tZERO with a statement setting forth the basis upon which such determination was made. In all events, Client acknowledges that tZERO has a right to rely on, and will rely on, the representations and warranties of Client and the investors set forth in the definitive documentation for the Offering, and tZERO shall be an addressee of all opinions of counsel delivered to the investors in connection with the Offering.

7.2. To furnish to tZERO the information and data relating to Client that tZERO reasonably requests and will notify tZERO of any material events or developments relating to Client, its business, operations or financial condition that occur during the term of this Agreement, including by providing tZERO with copies of any financial reports available after the date of this Agreement as soon as reasonably practicable.

7.3. That tZERO, in performing the services hereunder: (a) will rely on the publicly available information and other information or data received from Client and its Representatives without independent investigation or verification thereof by tZERO; and (b) does not assume responsibility for the accuracy or completeness of information received from Client or its Representatives or from prospective investors, whether or not tZERO makes any independent verification thereof.

8. CLIENT REPRESENTATIONS AND WARRANTIES. Client represents, warrants and agrees:

8.1. All information made available by Client or its Representatives to tZERO under this Agreement or

contained in the Offering Materials or supplemental information provided to prospective investors will be, during the period of engagement of tZERO under this Agreement, complete and correct in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. In addition, any and all projections (financial or otherwise) provided by Client or its Representatives to tZERO will be prepared in good faith and, in Client's business judgment, based on assumptions that are reasonable. Additionally, Client or its Representatives will promptly notify tZERO if it learns of any material inaccuracy or misstatement in, or material omission from any information previously delivered to tZERO and immediately update the Offering Materials to address such material inaccuracy or misstatement in, or material omission.

8.2. Client has been duly incorporated and is validly existing as a corporation under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as described in the Offering Materials and has been duly qualified as a foreign corporation for the transaction of business and is in good standing (where such concept exists) under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability by reason of the failure to be so qualified in any such jurisdiction; and each subsidiary of Client has been duly incorporated and is validly existing as a corporation in good standing (where such concept exists) under the laws of its jurisdiction of incorporation and has been duly qualified as a foreign corporation for the transaction of business and is in good standing (where such concept exists) under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability by reason of the failure to be so qualified in any such jurisdiction.

8.3. Client has an authorized capitalization as set forth in the Offering Materials and all of the issued shares of capital stock of Client have been duly and validly authorized and issued and are fully paid and non-assessable and conform in all material respects to the description of the Securities contained in the Offering Materials; and all of the issued shares of capital stock of each subsidiary of Client have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by Client, free and clear of all liens, encumbrances, equities or claims, except for such liens, encumbrances, equities or claims described in the Offering Materials.

8.4. The Securities have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein, will be duly and validly issued and fully paid and non-assessable and will conform in all material respects to the description of the Securities contained in the Offering Materials; and the issuance of the Securities is not subject to any preemptive or similar rights.

8.5. Neither Client nor any of its subsidiaries has sustained since the date of the latest audited financial statements included in the Offering Materials any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Offering Materials; and, since the date of the most recently filed Offering Materials, there has not been any change in the capital stock or change in long-term debt of Client and its subsidiaries, taken as a whole, or any Material Adverse Effect. For the purposes of this Agreement, "**Material Adverse Effect**" shall mean a material adverse change or effect, or any development involving a prospective material adverse change or effect, in or affecting (i) the business, properties, general affairs, management, financial position, shareholders' equity or results of operations of Client and its subsidiaries, taken as a whole, except as set forth or contemplated in the Offering Materials, or (ii) the ability of Client to perform its obligations under this Agreement, including the issuance and sale of the Securities, or to consummate the Offering.

8.6. The Offering Materials conform, and any further amendments or supplements to the Offering Materials will conform, in all material respects to the requirements of the Securities Act and the rules and regulations of the SEC thereunder.

8.7. Client understands that in rendering services hereunder tZERO does not provide accounting, legal or tax advice and will rely upon the advice of counsel to Client and other advisors to Client as to accounting, legal, tax and other matters relating to the Offering or any other transaction contemplated by this Agreement.

8.8. (A) No filing with, or authorization, approval, consent, non-objection, license, order, registration, qualification or decree of, any applicable court or governmental or regulatory authority, instrumentality or agency (each of the foregoing being referred to as a "**Government Entity**") is necessary or required in order for Client to enter into this Agreement or to issue, offer and sell Securities in an Offering contemplated hereunder, and

there is no applicable directive, rule, order, agreement or communication, either written or oral, of or with any Government Entity that would adversely affect or preclude or be expected to adversely affect or preclude the ability of Client to enter into this Agreement, to perform its responsibilities and obligations hereunder, or to issue, offer and sell any Securities in an Offering contemplated hereunder; and (B) the issue and sale of the Securities and the compliance by Client with this Agreement and the consummation of the transactions herein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement or other agreement, lease or instrument to which Client or any of its subsidiaries is a party or by which Client or any of its subsidiaries is bound or to which any of the property or assets of Client or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the Articles of Incorporation or Bylaws or similar organizational documents of Client or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body having jurisdiction over Client or any of its subsidiaries or any of their properties.

8.9. (A) as of the date hereof, Client is not disqualified from relying on Rule 506 of Regulation D under the Act ("**Rule 506**") for any of the reasons stated in Rule 506(d) in connection with the issuance and sale of the Securities in an Offering contemplated hereunder, and Client has exercised reasonable care, including without limitation, conducting a factual inquiry that is appropriate in light of the circumstances, into whether any such disqualification under Rule 506(d) exists as of the date hereof; (B) there are no matters that would have triggered disqualification under Rule 506(d) but which occurred before September 23, 2013, and Client has exercised reasonable care, including without limitation, conducting a factual inquiry that is appropriate in light of the circumstances, into whether any such disqualification under Rule 506(d) would have existed before September 23, 2013 and whether any disclosure is required to be made to potential Investors under Rule 506(e); and (C) any outstanding Securities of Client (of any kind or nature) that were issued in reliance on Rule 506 at any time on or after September 23, 2013 have been issued in compliance with Rule 506(d) and (D), and no party has any reasonable basis for challenging any such reliance on Rule 506 in connection therewith.

9. REGULATORY COMPLIANCE.

9.1. tZERO represents and warrants that it is a broker-dealer registered with the Securities and Exchange Commission ("**SEC**"), is a FINRA member and is not prohibited from receiving any commission pursuant to this Agreement by any Applicable Laws and that it will not engage in any investment banking or other activities with the Client in connection with the Offering or otherwise in which tZERO is not authorized to engage.

9.2. Client shall at all times comply with all reasonable requests of tZERO that are necessary or desirable, in the reasonable discretion of tZERO, to ensure compliance by either party with Applicable Laws. Client shall comply with and adhere to all applicable tZERO policies and procedures, provided to Client prior to the Effective Date.

9.3. Client and tZERO will each be responsible for supervising the activities and training of their respective employees.

9.4. Client and tZERO agree to promptly notify the other concerning any material communications regarding Applicable Laws from any body or authority with jurisdiction over the activities being undertaken pursuant to this Agreement in connection with the Offering, or the performance of the obligations set forth herein, unless such notification is expressly prohibited by such body or authority.

10. CONDITIONS TO THE INITIAL CLOSING OF THE OFFERING. The Offering shall be conditioned upon, among other things, the following:

10.1. Satisfactory completion by tZERO of its due diligence investigation and analysis of: (i) Client's business, prospects, industry, financial condition and its arrangements with its officers, directors, employees, affiliates, customers and suppliers, (ii) the audited historical financial statements of the Issuer as required by the SEC (including any relevant stub period reviews), and (iii) Client's projected financial results in the Offering Materials (if any);

10.2. FINRA shall not have finally determined that the compensation payable to tZERO hereunder is unreasonable under FINRA Rule 5110;

10.3. Client completion of required notice filings and related requirements in any states where securities have been sold under the Offering;

10.4. Neither the Client nor any of its affiliates has, either prior to the initial filing or the qualification date

of the Offering Materials, made any offer or sale of any securities which are required to be "integrated" pursuant to the Securities Act or the regulations thereunder with the offer and sale of the Securities pursuant to the Offering Materials;

10.5. Client maintaining a PCAOB registered firm of independent certified public accountants acceptable to tZERO and Client, which will have responsibility for the preparation of the financial statements and the financial exhibits to be included in the Offering Materials, it being agreed that Client will continue to engage a PCAOB registered accounting firm of comparable quality (as may be determined by the Issuer's audit committee or board of directors) for a period of at least three years after the final closing of the Offering so long as the Issuer is required to file reports with the SEC during such period; and

10.6. Client engaging a transfer agent for the securities sold in the Offering on reasonably acceptable to tZERO for a period of 2 years following the final closing of the Offering.

11. ROLE OF TZERO. For purposes of this engagement, tZERO (1) makes no representations with respect to the quality of any investment opportunity; (2) will not act in any discretionary manner with or towards any Investor for which Client provides subscription documents; (3) does not guarantee the performance of any party or facility which provides connectivity to tZERO; and (4) is not an investment adviser, will not provide investment advice and will not recommend securities transactions and any display of data or other information about an investment opportunity, does not constitute a recommendation as to the appropriateness, suitability, legality, validity or profitability of any transaction.

12. DUE DILIGENCE. In the event that tZERO is unable to complete "due diligence" either (1) because of lack of cooperation on the part of Client (for instance, but not limited to, Client not providing tZERO with information or documents requested by tZERO) or (2) because tZERO uncovers "red flags" about Client that cause tZERO to be not satisfied that tZERO can in good faith act as broker-of-record for the Offering, tZERO may terminate this Agreement (1) without further obligation on the part of tZERO to proceed with this Offering and (2) without any obligation on the part of tZERO to reimburse to Client any monies advanced by Client to tZERO. In short, tZERO's obligations under this Agreement are expressly conditioned upon "due diligence" on Client that is both complete in the opinion of and satisfactory to tZERO.

13. INDEPENDENT CONTRACTOR; NO FIDUCIARY OBLIGATIONS. Client acknowledges that it is a sophisticated business enterprise and has retained tZERO for the limited purposes set forth in this Agreement and that tZERO is an independent contractor and nothing in this Agreement should be construed as creating an agency relationship between the parties. It is understood that tZERO shall not, and shall not be entitled to, enter into a definitive agreement relating to an Offering on behalf of Client and that Client is under no obligation to enter into any definitive agreement or proceed with an Offering, and that tZERO has no obligation to solicit, underwrite, purchase or place any Securities of Client for its own account or for resale to third parties or to provide, or enter into any agreement, arrangement or structuring in respect of, any type of financing (including without limitation by means of any loan, lending or credit facility, any debt or loan participations or any similar financing or debt obligation) by virtue of this Agreement and will have no liability to Client if an Offering is not completed. The parties further acknowledge and agree that their respective rights and obligations as set forth herein are contractual. Accordingly, Client disclaims any intention to impose any fiduciary duties or obligations on tZERO by virtue of the engagement contemplated by this Agreement, and tZERO will not be deemed to have any fiduciary duties or obligations to any investors or any other persons, Client, its affiliates, and their respective officers, directors, securityholders, partners, members, affiliates or creditors as a result of this Agreement or the services to be provided pursuant hereto. Client covenants and agrees that any agreements documenting the sale of the Securities in an Offering will include provisions reasonably acceptable to tZERO in which the purchasers (a) disclaim and disavow any reliance upon tZERO or its officers, directors, employees, attorneys or affiliates in connection with the Offering and related agreements documenting the sale of the Securities in the Offering; (b) state that they relied solely on their own independent investigation before entering into the purchase agreement; (c) agree that all claims, obligations, liabilities, demands or causes of action that may be based upon, arise under or relate to the agreements documenting the sale of the Securities in the Offering or the negotiation, execution or performance of the same may be made only against Client; (d) waive and release all liabilities, claims, demands, causes of action and obligations against tZERO or its officers, directors, employees, attorneys or affiliates in connection with the agreements documenting the sale of the Securities in the Offering and any transactions contemplated thereby; and (e) agree that tZERO will be a third party beneficiary of such provisions. tZERO will not have any rights or obligations in connection with the Offering contemplated by this Agreement

other than those expressly provided in this Agreement. Client acknowledges that tZERO has had, and may currently or in the future have, investment banking or other relationships with parties that operate in Client's industry or that otherwise may provide tZERO with information of interest to Client, and that tZERO has no obligation to disclose such relationships or information to Client.

14. INDEMNIFICATION. This Section 14 is intended to supersede Sections 22.2 and 22.3 (with respect to Client) of the Terms and Conditions. In consideration of tZERO's execution and delivery of this Agreement, Client will indemnify and hold harmless tZERO, its affiliates, and each of its and their respective directors, executive committees, officers, managers, members, partners, securityholders, advisers, agents, employees, and controlling persons (within the meaning of the Securities Act) to the extent and as provided in ***Schedule A-2***, which forms a part of this Agreement. The provisions of this Section 14 and ***Schedule A-2*** will be binding upon any successors or permitted assigns of Client and will survive the termination of this Agreement.

tZERO

The parties, intending to be legally bound by the terms of this Agreement, have executed this Agreement by their respective authorized representatives as of the Effective Date.

FOR TZERO:	FOR CLIENT:
TZERO MARKETS, LLC	**Spirits Capital Corporation**
Signature: DocuSigned by: Solomon Tesfaye	Signature: DocuSigned by: Todd Sanders
Name: Solomon Tesfaye	Name: Todd Sanders
Title: Head of Investment Banking	Title: Chief Executive Officer
Date: 8/25/2023	Date: 8/25/2023

Effective Date: 8/25/2023

VS 8/25/2023 tZERO Markets LEGAL

tZERO

SCHEDULE A-1
PURCHASED SERVICES

The Purchased Services hereunder will include the following:

1. Basic due diligence of the specified Offering;
2. Review and process Investor information, including KYC (Know Your Customer) and KYB (Know Your Business) data, perform AML (Anti-Money Laundering), using tZERO and third-party vendors resources, and other compliance background checks, and provide a recommendation to Client whether or not to accept Investor as a customer of the Client based solely on AML/KYC/KYB process;
3. Coordinate and help establish escrow services for Investor documentation, if necessary, through its affiliated escrow agent, tZERO ATS, LLC;
4. Contact and/or notify the Client, if needed, to gather additional information or clarification;
5. Serve as a registered agent for each Offering on which it acts as broker-of-record where required for state blue sky law requirements;
6. Coordinate and transmit book-entry data to Client's transfer agent to assist in maintaining Client's ownership registry for each Offering; and
7. Keep Investor details and data confidential in accordance with tZERO's privacy policy and not disclose to any third-party except as required by regulators or in performance of its obligations under this Agreement (e.g. as needed for AML and background checks).

tZERO

SCHEDULE A-2
INDEMNIFICATION TERMS AND CONDITIONS

To the fullest extent permitted by applicable law, Client will promptly, upon demand:

(i) indemnify and hold harmless tZERO Markets, LLC and its affiliates (collectively, "**tZERO**"), and its and their respective directors, executive committees, officers, managers, members, partners, securityholders, advisers, agents, employees, and controlling persons within the meaning of the federal securities laws (tZERO and each such person being referred to herein as an "**Indemnified Person**"), from and against any losses, claims, demands, damages, costs, expenses, or liabilities of any kind, including in respect of actual or threatened actions, proceedings, and investigations in respect thereof ("**Claims**"), whether or not such Indemnified Person is a potential or actual named party or witness (collectively, "**Liabilities**") relating to, arising out of or in connection with, directly or indirectly, (A) tZERO's engagement under the Agreement and the services rendered by tZERO in connection therewith or (B) Client's actions or failures to act (including statements or omissions made or information provided by Client or its agents) or actions or failures to act by an Indemnified Person with Client's consent or in reliance on Client's actions or failures to act; and

(ii) reimburse each Indemnified Person for all expenses (including reasonable fees and disbursements of counsel and accountants) incurred by such Indemnified Person in connection with investigating, preparing for, responding to, pursuing or defending any such actual or threatened Claims in any jurisdiction, whether or not in connection with pending or threatened Claims to which any Indemnified Person is a party or witness, in each case as such expenses are incurred or paid.

The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld, conditioned or delayed); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the Indemnified Party's willful misconduct or gross negligence.

Notwithstanding the foregoing, Client will not be liable to any Indemnified Persons under the foregoing indemnification and reimbursement provisions (i) for any settlement by an Indemnified Person effected without its prior written consent (not to be unreasonably withheld, conditioned or delayed); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the Indemnified Person's willful misconduct or gross negligence. Client agrees that no Indemnified Person will have any liability (whether direct or indirect, in contract, tort or otherwise) to Client or its affiliates, directors, officers, agents, creditors, managers, members, securityholders, employees or controlling persons for or in connection with the Agreement and the services rendered by tZERO in connection therewith, except to the extent that any such Liabilities or expenses incurred by Client result primarily from the gross negligence or willful misconduct of such Indemnified Person.

Client will not, without tZERO's written consent, which will not be unreasonably withheld, settle, compromise, consent to the entry of any judgment with respect to or otherwise seek to terminate any claim, action or proceeding in respect of which indemnification may be sought hereunder, whether or not any Indemnified Person is an actual or potential party thereto, unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person from any Liabilities arising out of such claim, action or proceeding, and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Person.

If the foregoing indemnification is unavailable or insufficient to hold an Indemnified Person harmless in respect of any Liabilities (or related expenses) referred to in paragraph (a) of this Schedule A-2, then in lieu of indemnifying such Indemnified Person hereunder, Client will contribute to the amount paid or payable by such Indemnified Person as a result of such Liabilities (and related expenses) in such proportion as is appropriate to reflect the relative benefits (received or anticipated) to Client and its securityholders, on the one hand, and tZERO, on the other hand, of the Offering or, if such allocation is not permitted by applicable law, then on the

basis of such relative benefits and fault of each of Client and tZERO, as well as any other relevant equitable considerations. For the purposes of the Agreement, the relative benefits to Client and its securityholders and to tZERO will be deemed to be in the same proportion as (i) the total net proceeds received or contemplated to be received by Client or its securityholders, as the case may be, in connection with the Offering, whether or not any such Offering is consummated, bears to (ii) the fees actually paid or to be paid to tZERO under the Agreement (excluding reimbursable expenses); and the relative fault will be determined by reference to, among other things, whether an untrue or alleged untrue statement of material fact or an omission or alleged omission to state a material fact in the Offering Materials relates to information supplied by Client or by tZERO, and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent any such statement or omission. Notwithstanding the foregoing, in no event will the Indemnified Persons be required to contribute an aggregate amount in excess of the aggregate amount of fees actually received by tZERO under the Agreement.

An Indemnified Person will promptly notify Client in writing as to any matter for which indemnification may be sought and will provide copies of all relevant documentation to Client, but the failure to so notify Client or provide such documentation will not relieve Client from any liability which it may have to any Indemnified Person hereunder, to the extent that Client is not materially prejudiced as a result of such failure. After such notice is given, Client will have the right, at its option, to assume the defense of any action or proceeding in respect of which indemnification may be sought hereunder, provided that Client engages counsel satisfactory to the Indemnified Person, notifies the Indemnified Person of such engagement, and assumes the payment of all fees and expenses of such counsel, in which event, except as provided below, Client will not be liable for the fees and expenses of any other counsel retained by any Indemnified Person in connection with such action or proceeding, other than reasonable costs of investigation. Any Indemnified Person will have the right to participate in any action or proceeding the defense of which Client will have so assumed, and to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such Indemnified Person unless (i) Client and such Indemnified Person will have agreed in writing to the retention of such counsel, (ii) the named parties to any such action or proceeding (including any impleaded parties) include Client and such Indemnified Person and representation of both parties by the same counsel would, in the opinion of counsel to such Indemnified Person, present a conflict of interest or be inappropriate due to actual or potential differing interests between Client and such Indemnified Person, in each case under applicable rules of professional ethics, or (iii) Client shall not have assumed the defense of any action or proceeding and employed counsel reasonably satisfactory to such Indemnified Person (such approval not to be unreasonably withheld, conditioned, or delayed) in a timely manner.

Client's indemnification, reimbursement, and contribution obligations hereunder will be in addition to any liability which Client may otherwise have, and will not be limited by any rights tZERO or any other Indemnified Person may have at common law or otherwise and will survive the termination or completion of the engagement contemplated by the Agreement.

Capitalized terms used but not defined in this Schedule A-2 will have the respective meanings ascribed thereto in the Agreement to which this Schedule A-2 is attached.

In the event Client proposes to engage in any sale, distribution or liquidation of all or a significant part of its assets, or any merger or consolidation and Client is not to be the surviving or resulting corporation or entity in such merger or consolidation, Client will give prompt prior notice thereof to tZERO and will make proper provision in a manner reasonably satisfactory to tZERO so that Client's obligations hereunder are expressly assumed by the other party or parties to such transaction.